Exhibit 99.1

                                                News
                                                Release

                            Vectren Corporation

                            One Vectren Square

                            Evansville, IN 47708

September 1, 2006
FOR IMMEDIATE RELEASE
Media contact: Mike Roeder, (812) 491-4143 or mroeder@vectren.com
Investor contact: Steve Schein, (812) 491-4209 or sschein@vectren.com

Vectren seeks gas, electric rate increase in Southwestern Indiana to support continued investment and ensure reliability

Evansville, Ind. - Vectren Energy Delivery of Indiana, Inc., a wholly owned subsidiary of Vectren Corporation (NYSE: VVC), today filed a request with the Indiana Utility Regulatory Commission (IURC) for electric and natural gas base rate increases in its South service territory.

The filing begins a comprehensive review by the IURC that will take a number of months and will include a public hearing. The IURC will examine Vectren’s investments to serve customers and the reasonableness of its operating costs as part of the regulatory process to ultimately determine a final customer impact.

As proposed, a typical combination gas and electric customer would experience about a 16 percent increase or about a $28 per month increase.

“We have in the past and will continue to respond to the customers’ desire for low cost energy. However, utilities require large amounts of capital to provide safe, reliable service and this is an important part of an extremely difficult balancing act. We understand some of our customers may face challenges paying their bill and are committed to working with them through any additional difficulties. These adjustments are necessary to continue the level of service our customers expect and ensure the financial stability of the company,” Vectren Chairman, President and CEO Niel C. Ellerbrook said. “Recovery of environmental investments, rising operating costs including labor, healthcare, and pension expenses along with expenditures supporting system reliability and safety create the need for periodic rate adjustments.”

Overview of the electric rate filing

A decade of investments…highlights since the 1995 rate case

Vectren has worked hard to hold its electric rates down over the last decade. In its proposal Vectren seeks recovery of investments it has made since 1995 and an appropriate return on those investments as well as recovery of the increasing costs of operating the business.

In the 12 years since its last rate case Vectren will have invested about a half billion dollars in the infrastructure used to provide service to customers. This includes more than $260 million in environmental upgrades at Vectren power plants. These environmental investments have successfully reduced nitrogen oxide (NOx) by 80 percent in the last five years. Additional investments of about $110 million in environmental control projects to further reduce sulfur dioxide (SO2), particulate matter and mercury are underway, and will make the system one of the most environment-friendly systems in the Midwest. Upon completion of this project in 2010, Vectren will have exceeded Environmental Protection Agency deadlines with fully-operational SO2 emissions control equipment installed on 100 percent of Vectren's coal-fired units. As an added benefit, the controls responsible for removing SO2, NOx and particulate matter from the flue gas also remove a significant portion of mercury before exiting the stacks. Absent such large scale projects Vectren could not continue to generate electricity from its low cost coal-fired units.

Vectren has invested nearly $120 million in critical energy infrastructure as well as incurred significantly higher operating expenses attributable to increased health care, wages and operations costs. Included in this number is more than $70 million replacing transmission and distribution lines, utility poles, customer facilities and equipment including required transmission and reliability enhancements relating to connectivity to the national power grid. Highlights include 30 miles of new transmission lines, 13 new substations, about 600 miles of underground distribution lines and nearly 50 miles of above-ground lines. Finally, over the period, Vectren has invested an additional $40 million in new generation equipment.

Although electric base rates have not changed for nearly 12 years, electric bills have grown as a result of higher usage and fuel costs as well as environmental investment recovery. The average electricity usage by residential customers has increased 15 percent since 1995 as customers have added appliances, multiple television sets, computers, and other electrical devices. The fuel cost, or price of coal, has also gone up during this time period.

The electric system

By taking advantage of regional coal deposits, Vectren generates power primarily with its coal-fired units and then supplements that generation with natural gas fired peaking units. Vectren’s electric generation fleet has the capacity to generate 1,351 megawatts to serve its 140,000 electric customers in a six-county area including Posey, Gibson, Vanderburgh, Warrick, Spencer and Pike as well as serve the municipalities of Jasper, Huntingburg, Ferdinand, Tell City and Cannelton. The Evansville-headquartered company maintains 832 miles of transmission lines and 3,226 miles of above-ground and 1,710 miles of underground distribution lines as well as dozens of complex substations.

Highlights of the $77 million electric rate increase filing include:

•
Environmental enhancements: As previously outlined, Vectren has invested substantially in environmental stewardship and improving the quality of life in Southwestern Indiana. Once in service, these facilities are added to rate base.

•
System growth, maintenance and reliability: Additional monies for enhanced tree-trimming, pole inspection and replacement and circuit and substation inspections are all necessary for improved customer reliability. Also, Vectren faces additional training and safety requirements to ensure proper knowledge transfer and system stability as many experienced employees reach retirement age.

•
Deferred costs: Previous regulatory proceedings have set aside necessary expenditures for conservation programs to be recovered in this general rate case. For example, the Summer Cycler program implemented in 1995 to provide customer bill credits in exchange for peak load interruptions deferred the implementation costs to the next rate case.

The increase may be offset in part because Vectren has proposed that customers benefit from receipt of a share of the revenues from any excess electricity sold in the wholesale market.

Overview of the gas rate increase filing

Vectren, in its South service territory, expects to increase its base (non-gas cost) rates by approximately $10.4 million to cover the ongoing cost of operating and maintaining the approximately 3,000-mile distribution and storage system used to serve more than 112,000 customers in Southwestern Indiana.

As part of the 2004 gas rate adjustment, Vectren requested a $14.7 million increase, then, later settled with the Office of Utility Consumer Counselor for $5.7 million, which was eventually approved by the IURC. That increase marked the first time base rates had been adjusted since 1995. Over the past 10 years, Vectren South has managed its operations in a way that enabled it to avoid large increases for its “non-gas” costs. However, during that time frame, the company has invested more than $30 million in its natural gas delivery infrastructure, and the increase approved in 2004 has not been enough to provide an adequate return on that investment.

The rate filing only addresses “non-gas” costs displayed on the bill as “distribution and service charges,” including the costs of constructing, operating and maintaining the company’s natural gas system. These costs currently range from 25 percent to 30 percent of a customer’s total natural gas bill. This amount would not include any changes that may occur in the Gas Cost Adjustment (GCA) (displayed on the bill as “gas cost charge”), which primarily reflects the commodity cost of gas purchased from its suppliers as well as interstate pipeline and storage costs. Changes in the commodity cost of natural gas are driven by national gas market prices. These commodity gas costs are reviewed quarterly by the OUCC and the IURC and are passed through the GCA dollar-for-dollar and contain no mark-up or profit by Vectren Energy Delivery.

Details of the natural gas filing include:

•
Safety and reliability: Future recovery of ongoing expenses needed to accelerate the replacement of cast iron and bare steel mains and service lines. This is necessary to replace aging infrastructure and improve reliability and public safety;

•
Operating and maintenance: Infrastructure costs, employee wages, pensions and healthcare have all grown significantly. In addition, Vectren faces additional hiring, training and safety requirements to ensure proper knowledge transfer and system stability as many experienced employees reach retirement age; and

•
Bad debt: When customers do not or cannot pay their bills, Vectren must write off the uncollected amount as bad debt. About 80 percent of these bad debts represent wholesale gas costs already paid by Vectren. This adjustment would include the gas cost component of the bad debt expense in the GCA based on actual experience.

“Current market conditions of high gas supply costs and increased bad debt have combined to make it necessary to seek rate relief,” Ellerbrook said. “In addition, we have an aggressive program of replacing older, cast iron and bare steel underground pipelines that needs to be part of rates to help enhance the reliability of our natural gas distribution system.”

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 16, 2006.

Subject: Vectren seeks Gas, Electric Rate Increase in Southwestern Indiana
Attention: Financial Community

On September 1, 2006, Vectren filed requests with the Indiana Utility Regulatory Commission (IURC) for electric and natural gas base rate increases in its Southwestern Indiana service territory. While a procedural schedule has not been set, a full review by the IURC may result in an order 10 to 14 months from the file date.

A copy of the news release and a supplemental schedule summarizing details of the proposed rate increases is attached. In addition to electric and gas rate base growth, the requested rate relief is also attributable to increased operating expenses.

The last base rate electric order was in June 1995 with an approved retail rate base of $575 million, excluding wholesale power marketing attributable to municipal customers and an allowed ROE of 12.25%. Since the last order, rate base has grown to over $1 billion, including environmental expenditures totaling over $260 million for which the company is currently receiving recovery through its environmental cost recovery riders. Of the proposed $76.7 million revenue increase, over 35% applies to other rate base growth including depreciation and overall cost of capital. The remaining increase is attributable to rising operating costs. Also proposed in this case are tracking and FERC returns on future transmission investments. It is expected that Senate Bill 29 would continue to be available for tracking of future environmental and new generation expenditures.

As part of the last gas base rate order issued July 2004, the IURC approved an increase of $5.7 million, rate base of $113 million and an allowed ROE of 10.5%. Similar to the electric case, the proposed $10.4 million increase is driven by rate base growth and recovery of increased depreciation and rising operating costs. The amount of the increase attributable to rate base growth including depreciation and cost of capital is about 25%. Also proposed in this case is a bare steel and cast iron recovery tracker.

Steve Schein
VP Investor Relations
sschein@vectren.com
812-491-4209

Summary of Vectren South's Electric and Gas Rate Filing September 1, 2006

	Electric		Gas
	As Filed Incl.	Actual for 12	As Filed Incl.	Actual for 12
	Requested Increase	Months Ended 3/31/2006	Requested Increase	Months Ended 3/31/2006
Components of Net Operating Income (NOI) (millions)
Revenues	$503.0	$434.6	$165.4	$149.0
Cost of fuel	163.3	153.1	119.0	112.7
Margin	339.7	281.5	46.4	36.3
Going Level Expenses (millions)
O&M	138.9	104.3	23.5	20.1
Depreciation	64.5	58.8	5.5	5.4
Income taxes	38.9	33.1	4.8	2.4
Other taxes (IURT & Property)	15.2	12.4	3.2	3.0
	257.5	208.6	37.0	30.9
NOI	$82.2	$72.9	$9.4	$5.4

Rate Base (millions)	$1,017.8		$118.5

Capital Structure (millions)
Common Equity	47%		47%
Debt and preferred	39%		39%
Deferred Taxes and Other	14%		14%
	100%		100%
Cost of Capital
Common Equity	12.00%		11.75%
Debt and preferred	6.04%		6.04%
Overall Rate of Return (incl. cost free and other items)	8.08%		7.96%

Revenue Increase (millions)	$76.7		$10.4
Increase Attributable to:
Return on Rate Base Growth and Depreciation	37%		14%
Cost of Capital	1%		11%
Declining Customer Usage	-		17%
Uncollectible Accounts Expense	-		8%
Labor and Related Costs	10%		10%
Reliability and Maintenance Programs	15%		16%
MISO Costs, Including Amortization of MISO Deferrals	17%		-
Amortization of Other Deferrals	9%		-
Chemical Costs	10%		-
State Income Tax Rate Change Impacts	1%		5%
Shortfall from Prior Rate Case	-		15%
Other Cost Increases	-		4%

	100%		100%